UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2025

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Foghorn Therapeutics Inc.
(Exact name of registrant as specified in its charter)

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Delaware	001-39634	47-5271393
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Technology Square, Ste 700
Cambridge,	MA	02139
(Address of principal executive offices)		(Zip Code)
(Registrant’s telephone number, including area code): (617) 586-3100
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FHTX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
On June 27, 2025, Foghorn Therapeutics Inc. (the “Company”) entered into a lease agreement (the “Lease”) with ARE-MA Region No. 77, LLC (the “Landlord”) for the lease of 72,846 square feet of space located at 99 Coolidge Avenue, Watertown, MA 02472, (the “Premises”) for the Company’s principal executive offices and for research, development, manufacturing, and related uses. The commencement date of the Lease is July 16, 2025. Base rent accrues nine and one-half (9½) months after the earlier of (i) the date the Landlord delivers the entire Premises to the Company and (ii) the date the Landlord could have delivered the entire Premises but for delays caused by the Company (the “Rent Commencement Date”), which is anticipated to be October 1, 2026. The Lease will expire 108 months from the first day of the first full month of the Rent Commencement Date, unless terminated earlier (the “Initial Term”).

The annual base rent under the Lease will initially be abated to $3.9 million based on 45,000 rentable square feet for the first year following the Rent Commencement Date and approximately $5.2 million for the following year based on 60,000 rentable square feet. Thereafter, the rent will be approximately $6.3 million and, starting on October 1, 2027, will be subject to a 3% annual increase for each remaining year of the Initial Term. The Company will also be responsible for a pro rata share of the payment of additional rent to cover the Company’s share of the annual operating and tax expenses for the Premises, with the Company’s share estimated to be approximately 22.71%. The Company holds two (2) successive options to extend the term for additional periods of five (5) years each, exercisable by written notice delivered not less than twelve (12) months and not more than eighteen (18) months prior to the expiration of the then-current term and subject to customary conditions, including that no default then exists.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02     Termination of a Material Definitive Agreement.
On June 27, 2025, the Company entered into an Agreement for Termination of Lease and Voluntary Surrender of Premises (the “Lease Termination Agreement”) with ARE-Tech Square, LLC (the “Prior Landlord”) to terminate that certain lease agreement, dated as of October 23, 2019, as amended, (the “Prior Lease”) for approximately 81,441 rentable square feet at 500 Technology Square, Cambridge, Massachusetts (the “Prior Premises”). The Lease Termination Agreement provides for the early termination of the Prior Lease, which was originally scheduled to expire on September 30, 2028. Under the Lease Termination Agreement, the Company is required to pay all rent and other amounts due under the Prior Lease through the applicable termination date.

The foregoing description of the Lease Termination Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Lease Termination Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Lease Agreement, by and between Foghorn Therapeutics Inc. and ARE-MA Region No. 77, LLC, dated June 27, 2025
10.2	Lease Termination Agreement and Voluntary Surrender of Premises, by and between Foghorn Therapeutics Inc. and ARE-Tech Square, LLC, dated June 27, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOGHORN THERAPEUTICS INC.
By:	/s/ Kristian Humer
Kristian Humer
Chief Financial Officer

Date: July 1, 2025